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                  CASINO OWNER, JCC HOLDING COMPANY, ANNOUNCES
                  NEW GENERAL MANAGER; QUALIFIES PROFITABILITY
                                    COMMENTS

(NEW ORLEANS - MAY 11, 2001) - JCC Holding Company (OTCBB Anticipated Addition:
JCHC), released the following announcement today:

         At a press conference held in New Orleans at our casino on May 10, 2001, we announced the appointment of Bill Noble as our new general manager to replace Joe Hasson, who has been reassigned by Harrah's New Orleans Management Company to the Harrah's properties in Lake Tahoe. Mr. Noble is arriving from Harrah's North Kansas City location. In connection with this announcement, representatives of the casino commented that our New Orleans casino results for the month of April reflected the first profitable month in our history, principally as a result of a reduction in the payments we are required to make to the State of Louisiana as a condition of our casino license. The reductions were implemented along with a reduction of other financial obligations as part of our recent bankruptcy reorganization which was effective on March 29, 2001. The formal accounting for the month of April is not complete and we cannot give any assurance our that our operations were in fact profitable during the month of April. Our April results will be released in due course.

Our wholly-owned subsidiary, Jazz Casino Company, LLC, has the exclusive license to own and operate the only land-based casino in Orleans Parish, Louisiana. Harrah's New Orleans Management Company, a subsidiary of Harrah's Entertainment, Inc., is the manager of the casino. The casino directly employs approximately 3,000 people with an annual payroll and benefits of approximately $80 million. The 100,000 square foot casino is located at Canal Street at the Mississippi River in downtown New Orleans, is adjacent to the French Quarter, the Aquarium of the Americas and the Ernest N. Morial Convention Center.

Statements in this press release that are not historical fact, including particular statements about possible profitability, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Management cautions that our future performance involves numerous risks and uncertainties, and that actual results could differ materially from those expressed in any of our forward-looking statements as a result of actual revenues and expenses, possible accounting adjustments and other factors that are contained in documents the Company files with the U.S. Securities and Exchange Commission. Readers are encouraged to refer to these reports.

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